Adopted by the Cinergy Corp.
Board of Directors on January 25, 1996


JANUARY 1, 1996 AMENDMENT TO THE
CINERGY CORP. ANNUAL INCENTIVE PLAN



	The Cinergy Corp. Annual Incentive Plan, as adopted effective October 24, 1994, is hereby amended, effective as of January 1, 1996, with respect to certain provisions of the Plan pertaining to distribution of awards and the maximum amount of award available to executive officers.

(1)  Explanation of Amendment.


	On January 25, 1996, the Compensation Committee of the board of directors of Cinergy Corp. recommended that the board adopt the Cinergy Corp. Nonqualified Deferred Compensation Plan which will permit the Compensation
Committee to allow participants to defer the receipt of awards otherwise payable under Cinergy Corp.'s various incentive compensation plans, including its Annual Incentive Plan. The proposed amendment to Article 9 of the Plan provides that, unless the Participant defers receipt of an award under the Plan in accordance with the provisions of the Cinergy Corp. Nonqualified Deferred Compensation Plan, the award will be payable to the Participant on the first business day of March of the year following the year in which the award was earned. The proposed amendment to
Article 1 defines the Cinergy Corp. Nonqualified Deferred
Compensation Plan.



	On December 20, 1995, the Internal Revenue Service promulgated final regulations relating to the disallowance of deductions for employee remuneration in excess of one million dollars. Consistent with the final regulations, the proposed amendment to Article 20 states as to objective corporate and objective individual goals the maximum dollar amount of compensation that can be paid to a "covered employee" under the Plan. Previously, the maximum award was expressed as a percentage of annual base salary. The term "covered employee" includes the chief executive officer and the four highest compensated officers for the applicable year.

(2)  Article 9, As Amended.


Article 9, as hereby amended, reads as follows:


"Article 9

Distribution


	After the determination and approval have been made under Article 7 (Annual Performance Award) as to the amount of Annual Performance Award to which a Participant is entitled at the end of an Employer's Performance Period, the resulting Annual Performance Award shall be paid to the Participant in cash in one lump sum on the first business day of March following the end of the Performance Period for which the Annual Performance Award was made unless the Participant has previously elected in writing to defer the receipt of all or a portion of the award in accordance with the provisions of the Cinergy Nonqualified Deferred Compensation Plan."


(3)  Section 1.30, As Added.


Section 1.30, as added, hereby reads as follows:


"Nonqualified Deferred Compensation Plan" means the nonqualified deferred compensation arrangement known as the `Cinergy Corp. Nonqualified Deferred Compensation Plan,' as amended from time to time, and any successor plan thereto."

(4)  Article 20, As Amended.


Article 20, as hereby amended, reads as follows:



"ARTICLE 20

EXECUTIVE OFFICERS


	Notwithstanding any provision of the Plan to the contrary, this Article will govern the terms of the Annual Performance Awards granted to Executive Officers. This Article is designed to comply with Code Subsection 162(m) to the extent applicable. All provisions in this Article, and any other applicable provision of the Plan shall be construed in a manner to so comply.

	(a)	With respect to Executive Officers, the Plan shall be
administered by a committee (the "AIP Committee") consisting of two or more persons each of whom is an "outside director" for purposes of Code Subsection 162(m). The AIP Committee and
CINergy's Committee may be the same committee provided that the membership of CINergy's Committee satisfies the conditions set forth in the preceding sentence.

	(b)	With respect to Participants who are Executive
Officers as of the beginning of a Performance Period, the AIP Committee shall establish the Corporate Target Goals and Individual Goals for each Performance Period within the time necessary to satisfy the requirements of Code Subsection 162(m). Corporate Target Goals shall be based on objective performance criteria pertaining to an Employer's performance, efficiency, or profitability including, but without limitation, stock price, total shareholder return, market share, sales, earnings per share, costs, net operating incomes, cash flow, fuel cost per million BTU, costs per kilowatt hour, retained earnings, or return on equity. Individual Goals shall be based on objective or, with respect to separate awards under the Plan, subjective performance criteria pertaining to an Executive Officer's individual effort as to enhancement of either individual performance or achievement or attainment of Corporate Target Goals or other Individual Goals. Further, in the case of Participants who are Covered Employees as of the end of the Performance Period, unless otherwise determined by the AIP Committee, or unless otherwise designated as separate awards based on subjective performance criteria, payments shall be made only after achievement of the applicable performance goals has been certified by the AIP Committee. In no event shall payment in respect of Annual Performance Awards based on Corporate Target Goals and objective Individual Goals granted for a Performance Period be made to a Participant who is a Covered Employee as of the end of a Performance Period in an amount that exceeds one million dollars."

IN WITNESS WHEREOF, Cinergy Corp. has caused this document to be executed and approved by its duly authorized officers, effective as of January 1, 1996.

							      CINERGY CORP.



By:             JAMES E. ROGERS
                James E. Rogers
          Vice Chairman, President and
              Chief Executive Officer

Dated:           October 25, 1996

Approved:



By:     JEROME A. VENNEMANN
                Jerome A. Vennemann
          Associate General Counsel and
          Assistant Corporate Secretary

Dated:        October 25, 1996